Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Southern:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-50517, 33-50519, 33-64511, 333-91993, 333-73122, 333-58250, 333-51854, and 333-91478) and on Form S-3 (Nos. 33-69648, 333-61006 and 333-107573) of Kansas City Southern and subsidiaries of our reports dated March 29, 2005, with respect to the consolidated balance sheets of Kansas City Southern and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appears in the December 31, 2004 annual report on Form 10-K of Kansas City Southern and subsidiaries. The financial statements of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM), a 46.6% owned investee company, as of and for the years ended December 31, 2004 and 2003 were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Grupo TFM as of and for the year ended December 31, 2004 and 2003, is based solely on the reports of other auditors.

Our report refers to the adoption by the Company of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

/s/ KPMG LLP
Kansas City, Missouri
March 29, 2005